ORANGE-CO, INC.
                    2020 US HIGHWAY 17 SOUTH
                          P.O. BOX 2158
                   BARTOW, FLORIDA  33831-2158


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  To Be Held February 18, 1999



                                                 January 22, 1999


TO:  The Stockholders

  Notice is hereby given that the Annual Meeting of Stockholders of Orange-co, Inc., a Florida corporation (the "Company"), will be held at the Citrus and Chemical Bank, 600 North Broadway, Bartow, Florida on February 18, 1999 at 10:00 a.m. local time, for the following purposes:

  I.  To elect nine (9) Directors to hold office until the 2000
      Annual Meeting of Stockholders or until the election and qualification of their successors.

 II.  Approval of the 1998 Incentive Equity Plan.

III. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only Stockholders of record at the close of business on January 4, 1999 will be entitled to vote at the Annual Meeting or any adjournment thereof.

                              By Order of the Board of Directors

                              /s/ Dale A. Bruwelheide
                              -----------------------
                              Dale A. Bruwelheide
                              Secretary


YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. IN THE EVENT YOU WISH TO ATTEND THE MEETING, YOU MAY, IF DESIRED, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.



                         ORANGE-CO, INC.
                    2020 US HIGHWAY 17 SOUTH
                          P.O. BOX 2158
                   BARTOW, FLORIDA  33831-2158


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  To Be Held February 18, 1999


                         PROXY STATEMENT

                          SOLICITATION


  The Board of Directors of Orange-co, Inc. ("the Company") hereby solicits proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Citrus and Chemical Bank, 600 North Broadway, Bartow, Florida on February 18, 1999 at 10:00 a.m. local time and at any and all adjournments thereof, and this proxy statement is furnished in connection therewith. A proxy may be revoked at any time prior to the exercise thereof by giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting, by duly executing a subsequent proxy relating to the same number of shares or by attending the Annual Meeting and voting in person. In addition to the use of the mails, Directors, Officers, and regular employees may, without additional compensation, solicit proxies in person or by telephone, personal interview, mail, or telegraph. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries which are record holders of the Company's common stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of solicitation of proxies will be borne by the Company.

  It  is  anticipated that this Proxy Statement and  accompanying
Notice, Proxy Card and the Company's Annual Report will first be sent to the stockholders of the Company on or about January 22, 1999.


                        VOTING SECURITIES

  The Company has only one class of voting securities outstanding, its Common Stock, $.50 par value per share, of which 10,309,975 shares were outstanding as of January 4, 1999. Each share entitles the holder thereof to one vote. Only stockholders of record at the close of business on January 4, 1999, will be entitled to vote at the meeting or any and all adjournments thereof.

                               -1-



Securities Ownership of Certain Beneficial Owners

  The following table sets forth information as of January 4, 1999, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock.

     Name and Address of       Amount and Nature of
      Beneficial Owner         Beneficial Ownership      Percent of Class
  Ben Hill Griffin, III            5,405,160(1)                52.4%
  700 S. Alternate Hwy. 27
  Frostproof, Florida 33843

<F1>
(1) Includes 5,105,160 shares beneficially owned by Ben Hill Griffin, Inc. through its wholly owned subsidiary Ben Hill Griffin Investments, Inc., and 300,000 shares beneficially owned by Ben Hill Griffin, III. Mr. Ben Hill Griffin, III, Chairman and Chief Executive Officer of the Company, beneficial owner of the majority of the voting stock of Ben Hill Griffin, Inc., may be considered to be the indirect beneficial owner of the Company's Common Stock owned by Ben Hill Griffin, Inc.


I.  ELECTION OF DIRECTORS

  At the Annual Meeting nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as such Directors. Each of the nine nominees is presently a member of the Board of Directors, has consented to being named in this proxy statement and has notified management that they intend to serve, if elected. If any of the nominees should be unable to serve as a Director, the persons designated by proxies reserve full discretion to cast their votes for another person in his place. A plurality of votes will elect each Director.


  The  Board of Directors recommends that Stockholders vote FOR the  proposal to elect the nine nominees listed on pages 3 and  4 as Directors of the Company.


                                -2-



Nominees for Election of Directors:

   The information set forth below as to age, shareholdings, and business experience for the past five years, including principal occupation or employment, has been furnished by each nominee, all of which currently serve as directors:

                                                         Shares
                              Position, Principal      Beneficially
                             Occupations and Other     Owned as of      Percent
      Name and Age              Directorships        January 4, 1999    of Class
Ben Hill Griffin,III, 56(1)  Director, Chairman of the     5,405,160        52.4
                             Board and Chief Executive
                             Officer of the Company since
                             May 28, 1992.  For over five
                             years, Chairman  of  the
                             Board,  President and Chief
                             Executive  Officer of  Ben
                             Hill  Griffin, Inc., (citrus
                             production,   harvesting
                             and  packing,  fertilizer
                             manufacturing and ranching).
                             Director,  Chairman  of  the
                             Board  and  Chief  Executive
                             Officer  of Alico, Inc.,  (a
                             publicly-owned  agribusiness
                             company).  Director of
                             SunTrust    Bank,    Central
                             Florida, N.A.

Richard A. Coonrod, 67       Director   of  the   Company      1,000           *
                             since  1989.  For over  five
                             years,  President and  Chief
                             Executive Officer of Coonrod
                             Agriproduction   Corporation
                             (food   and   agribusiness).
                             General Partner of The  Food
                             Fund (investment partnership).

Paul E. Coury, M.D., 74      Director   of  the   Company       1,000          *
                             since   December  15,  1992.
                             Physician, from May 1955  to
                             January  1996, and  Managing
                             Partner  of Doctors  Miller,
                             Coury  & Nobo, P.A. (general
                             medicine     and     surgery
                             practice).

George W. Harris, Jr., 64(1) Director   of  the   Company       1,000          *
                             since   December  15,  1992.
                             For    over   five    years,
                             Chairman  of the  Board  and
                             Chief  Executive Officer  of
                             Citrus and Chemical Bank.

W. Bernard Lester, 59        Director   of  the   Company       3,100          *
                             since    May    28,    1992.
                             Director,   President    and
                             Chief  Operating Officer  of
                             Alico,  Inc.  From  1988  to
                             1997,   Director,  Executive
                             Vice   President  and  Chief
                             Operating Officer of  Alico,
                             Inc.(3)


                                -3-


                                                          Shares
                              Position, Principal       Beneficially
      Name and Age           Occupations and Other      Owned as of     Percent
                               Directorships          January 4, 1999   of Class

Bobby  F.  McKown, 62       Director of the Company since      1,000           *
                            November 1998.  Trade
                            Consultant for Florida Citrus
                            Mutual since September 1998.
                            From January 1980 to September
                            1998 Executive VP and  CEO of
                            Florida Citrus Mutual.
                            Director  of SunTrust  Bank,
                            Mid Florida.

Gene Mooney, 55             Director   of  the   Company       2,206           *
                            since   October  14,   1993.
                            President     and      Chief
                            Operating  Officer  of   the
                            Company  since November  13,
                            1992.  From November 1989 to
                            April  1992, Vice  President
                            of  Operations  &  Sales  of
                            Silver     Springs    Citrus
                            Cooperative,   Inc.     From
                            April 1992 to November 1992,
                            General  Manager  of  Winter
                            Garden    Citrus    Products
                            Cooperative.

C.B. Myers, Jr., 77(4)      Director   of  the   Company       6,500           *
                            since  May  28,  1992.   For
                            over  five years, practicing
                            attorney  and  President  of
                            Peterson and Myers, P.A.

Thomas H. Taylor, Sr., 63  Director   of  the   Company        1,000           *
                           since  May  28,  1992.   For
                           over five years, Chairman of
                           the    Board    and    Chief
                           Executive Officer of  Taylor
                           Ranch, Inc. (agribusiness).

*   Less than one percent.

<F1>
(1)   Messrs., Griffin and Harris are brothers-in-law.
<F2>
(2) Includes 5,105,160 shares beneficially owned by Ben Hill Griffin, Inc. over which Mr. Griffin has the power to direct its voting and disposition by reason of his position as Chairman of the Board and Chief Executive Officer.
<F3>
(3) 50.32% of the common stock of Alico, Inc. is beneficially owned by Ben Hill Griffin, Inc. through its wholly owned subsidiary Ben Hill Griffin Investments, Inc.
<F4>
(4) Mr. Myers and other members of Peterson and Myers, P.A. provided legal services to the Company during fiscal 1998 and continue to provide such services as of the date of this proxy.

Director's Compensation

  Directors of the Company are paid $1,000 for each Board meeting and separately scheduled committee meeting attended except for Executive Committee meetings for which no fees are paid. Out-of-pocket expenses related to the attendance of Directors at such meetings are reimbursed by the Company.


                                -4-


Further Information Concerning the Board of Directors

   The Board of Directors conducts its business through meetings of the Board and through its standing committees. In accordance with the By-Laws of the Company, the Board of Directors currently has an Executive, an Audit, and a Compensation Committee established as standing committees of the Board. The Board of Directors held 5 meetings during fiscal 1998. Each Director attended at least 75 percent of the total number of meetings of the Board of Directors and the Committees on which they serve.

   The Executive Committee, which exercises, to the extent permitted by Florida Law, all the powers of the Board of
Directors during intervals between Board meetings, consists of Ben Hill Griffin, III, W. Bernard Lester, and Gene Mooney. The Executive Committee met 24 times during fiscal 1998.

   The Audit Committee, which is composed of C. B. Myers, Jr., Thomas H. Taylor, Sr. and Richard A. Coonrod, has authority to recommend to the Board of Directors the independent public accountants to serve as auditors, reviews with the independent auditors the annual audit plan, the financial statements, the auditor's report and their evaluation and recommendations concerning the Company's internal controls and approves the types of professional services for which the Company may retain the independent auditors. The Audit Committee met once during fiscal 1998.

   The Compensation Committee reviews the compensation of the executive offices of the Company and makes recommendations to the Board of Directors regarding such compensation. It also administers the Company stock option plans described herein in accordance with their terms. The members of the Compensation Committee are C. B. Myers, Jr., Thomas H. Taylor, Sr. and Paul E. Coury. The Compensation Committee met once during fiscal 1998.



                       EXECUTIVE OFFICERS

   The Executive Officers shown below currently serve in the capacities indicated. Executive Officers are normally appointed by the Board of Directors and serve at the pleasure of the Board.

     Name and Age                Position, Principal Occupations and
                                         Other Directorships
Ben Hill Griffin, III, 56     Chairman  of  the  Board and Chief  Executive
                              Officer  and a Director of the Company  since
                              May 1992.  Since 1990, Mr. Griffin has served
                              as Chairman of the Board, President and Chief
                              Executive  Officer of Ben Hill Griffin,  Inc.
                              ("BHGI"),   a   privately  held  agribusiness
                              involved   in   the  production,  harvesting,
                              packaging  and marketing of citrus  products.
                              Prior to 1990, Mr. Griffin served for several
                              years  as  Vice  Chairman  and   Senior  Vice
                              President  of  BHGI.  Also, since  1990,  Mr.
                              Griffin  has served as Chairman of the  Board
                              and  Chief  Executive Officer of Alico,  Inc.
                              ("Alico"),   a   publicly-owned  agribusiness
                              company.


                                -5-



Name and Age                         Position, Principal Occupations and
                                               Other Directorships

Gene Mooney, 55               President and Chief Operating Officer of  the
                              Company since November 1992; Director of  the
                              Company  since  October  1993.   Mr.   Mooney
                              previously  served  as  General  Manager  (in
                              transition) of Winter Garden Citrus  Products
                              Cooperative from April 1992 to November 1992.
                              Mr.  Mooney   served  as  Vice  President  of
                              Operations  and  Sales  for  Silver   Springs
                              Citrus  Cooperative, Inc. from November  1989
                              to April 1992.


Dale A. Bruwelheide, 49       Vice   President,  Chief  Financial  Officer,
                              Treasurer  since December 1991, and Secretary
                              of  the  Company  since December  1998.   Mr.
                              Bruwelheide   previously   served   as   Vice
                              President and Controller of the Company  from
                              May  1991  to December 1991.  Mr. Bruwelheide
                              also   served  as  Assistant  Secretary   and
                              Controller  of the Company from January  1991
                              to May 1991.  Mr. Bruwelheide previously held
                              the  position  of Vice President  of  Finance
                              with  Ewell  Industries, Inc. for  over  five
                              years.

Stock ownership of additional Executive Officers not previously named and of all Executive Officers and Directors as a group, is as follows:


                        Position, Principal     Shares Beneficially     Percent
 Name and Age           Occupation and Other    Owned as of 1/4/99      of Class
                            Directorships
Dale A. Bruwelheide, 49   Vice President and         5,100(1)               *
                          Chief Financial
                          Officer

All Directors and                                5,427,066(2)             52.6
Executive Officers as
a Group (10 Persons)

*Less than one percent

<F1>
(1) Consists of options to purchase 5,000 shares which are currently exercisable and 100 shares owned directly by Mr. Bruwelheide.
<F2>
(2) Includes the beneficial interest which Mr. Griffin, III may have in shares of the Company's Common Stock beneficially owned by Ben Hill Griffin, Inc., through its wholly owned subsidiary Ben Hill Griffin Investments, Inc., which total 5,105,160 shares; also includes options to purchase shares of the Company's Common Stock which are held by Executive Officers and are exercisable within 90 days.

                  COMPENSATION COMMITTEE REPORT


   The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside Directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee has available to it an outside compensation consultant and access to independent compensation data. The Committee thus has access to industry and area compensation information on executives in similar companies, both larger and smaller than the Company.

   The Company's executive compensation program provides an overall level of compensation that is competitive within the Florida citrus industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based on annual long-term Company performance as well as individual performance. The Compensation Committee uses discretion to set executive compensation, including compensation for the Chief Executive Officer, where in its judgment external, internal or individual circumstances warrant, but considering the level of profits achieved, the relative relationship of each Executive's contribution to the Company's success and each Executive's performance of his assigned responsibilities. The Chief Executive Officer's salary for fiscal 1998 was comparable to that of the previous year, with a bonus award reflecting the Board of Directors' recognition of the Chief Executive Officer's performance under the business circumstances.

   The Company's executive compensation program is comprised of base salary, annual cash incentive compensation and various benefits, including medical and pension plans generally available to employees of the Company. In the Committee's opinion, the Company's executives are properly compensated at the present time when compared with others in similar positions in companies of the same size in the Florida citrus industry.

   No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.




  COMPENSATION COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION

   The Compensation Committee is composed of C. B. Myers, Jr., Chairman; Thomas H. Taylor, Sr. and Paul E. Coury, M.D. There were no interlocks of executive officers or Board Members of the Compensation or equivalent committee or another entity which has any executive officers serving on the Compensation Committee of the Company. No executive officer of the Company serves as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company.

                                        C.B. Myers, Jr., Chairman
                                        Thomas H. Taylor, Sr.
                                        Paul E. Coury, M.D.

                   SUMMARY COMPENSATION TABLE

                                 Annual Compensation        All Other
Name and Principal Position  Year     Salary      Bonus   Compensation(1)
Chairman of the Board
and Chief Executive
Officer

Ben Hill Griffin, III        1998     180,200     110,000      8,200
                             1997     170,337      58,000      9,000
                             1996     150,083     142,000     15,755


Executive Officers


Gene Mooney                  1998     158,200      90,000     63,188
 President and Chief         1997     157,242      70,000     60,070
 Operating Officer           1996     150,191      80,000     46,757


John R. Alexander            1998      97,132         -      104,196(2)
 Senior Vice President       1997      96,446      17,000     51,482
 Secretary                   1996      95,538      40,000     56,859


Dale A. Bruwelheide          1998      97,100      21,000     15,058
 Vice President, Chief       1997      95,096      21,000     14,612
 Financial Officer and       1998      91,936      40,000     17,991
 Secretary(3)

<F1>
(1)   Includes:  (a)  Company  contributions  to  the   Company's
      Management Security Plan of $54,988, $49,225 and $12,818 for Messrs. Mooney, Alexander and Bruwelheide respectively; (b) Company contributions to the Company's Profit Sharing Plan of $3,200, $3,200, $2,721 and $2,240 for Messrs. Griffin, Mooney,
      Alexander and Bruwelheide respectively; and (c) Directors Fees in the amount of $5,000 for each of Messrs. Griffin, Mooney and Alexander.
<F2>
(2) Includes $47,250 severance paid in connection with the termination of Mr. Alexander's employment.
<F3>
(3)   Secretary since December 14, 1998.

         AGGREGATED OPTION/SAR EXERCISED IN FISCAL 1998
              AND FY-END 1998 OPTION/SAR VALUES(1)

                                                  Number of     Dollar Value of
                                                 Unexercised     Unexercised in
                         Shares                   Options(2)   the Money Options
                       Acquired on      Value     at Fiscal     Fiscal Year End
    Name               Exercise(#)   Realized($)  Year End         End 1998 ($)
                                                   1998(#)

Ben Hill Griffin, III   - 0 -         - 0 -         - 0 -            - 0 -

Gene Mooney             - 0 -         - 0 -         - 0 -            - 0 -

Dale A. Bruwelheide     - 0 -         - 0 -         5,000           $1,875

<F1>
(1) The Company does not have a stock appreciation rights plan.
<F2>
(2) All options listed were exercisable as of September 30, 1998.
    There were no options held by the named persons which were not exercisable as of September 30, 1998.


Contingent Compensation

   The  Company maintains several compensation plans under  which the  Executive Officers and key employees of the Company and  its
participating  subsidiaries  and  affiliates  are  eligible   for
benefits, each of which is described as follows:

   Company Stock Option Plan. The Company's 1987 Employee Stock Option Plan (the "1987 Plan"), which expired during fiscal 1997, is administered by the Company's Compensation Committee (the "Committee"), which is composed entirely of persons who were not eligible to participate in the 1987 Plan. The 1987 Plan authorized the grant of incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as non-qualified options that did not meet the requirements of incentive stock options. A total of 750,000 shares of the Company's Common Stock were reserved for issuance under the 1987 Plan. All outstanding options granted under the 1987 Plan became immediately exercisable pursuant to their terms when Ben Hill Griffin, Inc. and an affiliate acquired beneficial ownership of more than 50% of the Company's then outstanding voting securities on May 28, 1992. The maximum term of each option granted under the 1987 Plan varied depending on the type of option in question. In the case of incentive stock options, the maximum term is 5 years if the option holder owns more than 10% of the voting power of the Company, its parent or subsidiaries. In the case of non-qualified stock options, the maximum term is 10 years and 1 day.

   There are currently options on 18,825 shares issued and outstanding. Since the 1987 Plan expired during fiscal 1997, no further options can be granted. Payment for shares to be acquired on exercise of options granted under the Company's 1987 Plan may be made in cash or, at the discretion of the Committee, by surrender of previously-owned shares of Common Stock, which will be valued for such purposes at the average of the highest and lowest selling price on the New York Stock Exchange on the date of exercise. During fiscal 1998, none of the current Executive Officers exercised any options.

   The following table contains information regarding the shares of Common Stock reserved under the Company's stock option plan, the year the stock option plan terminates and the maximum term of options granted thereunder.


            Shares Reserved            Plan                Maximum
  Plan       for Issuance         Termination Date      Term of Option
1987 Plan       750,000                1997             10 Years(1)(2)

<F1>
(1) 5 years for incentive stock options if the option holder owns more than 10% of the voting power of the Company, its parent or subsidiaries.
<F2>
(2) 10 years and 1 day for non-qualified stock options.


   401(k) Plan. The Company has a Salary Deferral Plan which meets the qualifications of Section 401(k) of the Code (the "401(k) Plan"). Employees may elect to participate beginning on the first calendar quarter following date of employment or the first of any subsequent calendar quarter and are eligible to make tax-deferred contributions of up to the lesser of 15% of annual compensation or that which is allowed under the Code (indexed annually). The Company will match, in accordance with rates to be established annually by the Board of Directors, those contributions made by participants who are employed by the
Company on the last day of the Plan Year. Under certain circumstances, if the 401(k) Plan is considered "top-heavy" under applicable provisions of the Code, the Company may be required to make a contribution to "non-key" employees and the amount of compensation taken into account for key employees may be limited. Contributions by the Company vest immediately. Withdrawals from tax-deferred and employer contribution accounts can generally be made only after reaching certain qualifications allowed under the Code. No amounts were accrued for the benefit of the Company's Executive Officers during Fiscal 1998. The 401(k) Plan previously contained a profit sharing provision. Effective January 1, 1993, the 401(k) Plan was amended to provide that no further employer discretionary contribution would be made to the 401(k) Plan and a separate Profit Sharing Plan was adopted.

   Profit Sharing Plan. Effective January 1, 1993, the Company established a Profit Sharing Retirement Plan which meets the qualifications of Section 401(c) of the Code (Profit Sharing
Plan). All employees begin participation on the later of January 1, 1993 or date of employment. Vesting is governed by a seven year graduated vesting schedule, including credit for continuous service with the Company prior to the effective date. Participants' accounts will fully vest upon death, disability or attainment of retirement age. Withdrawals may be made upon the occurrence of the earlier of death, total disability or retiring at age 65. The Company's discretionary contribution is determined annually by the Board of Directors and is allocated among eligible participants' accounts in the proportion that each participant's compensation bears to the total compensation of all eligible employees during the year. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1998 are reflected in the "Summary Compensation Table" under "All Other Compensation".

   Deferred Compensation Plan. Because the Company's Executive Officers are effectively precluded from meaningful participation in the Company's 401(k) Plan, the Company established a non-qualified, unfunded plan to permit Executive Officers to defer receipt of a percentage of pre-tax annual compensation. The Deferred Compensation Plan is administered by the Compensation Committee, which selects, from senior management, top executive and highly compensated employees, those employees who will participate in the Deferred Compensation Plan. Participants are guaranteed a rate of return no less than the Moody's Seasoned Long Term Bond Index. The Company matches, in accordance with rates established annually by the Board of Directors, those contributions made by participants who are employed by the Company on the last day of the Plan Year. In the event of the death of an employee, a participant's beneficiary is entitled to the greater of five times the amount deferred in the participant's initial year or the total amount credited to the participant's account. Benefits are paid in ten consecutive annual installments, or can be paid in a single lump sum with Committee approval. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1998 are reflected in the "Summary Compensation Table" under "All Other Compensation".

   Bonus Plan. The Board of Directors has a Bonus Plan to reward all executive, management and supervisory personnel for contributions to the operations and profits of the Company. The Plan is discretionary and all bonuses will be awarded only at the discretion of the Board of Directors.

    Group Long-Term Disability Plan. The Company's non-participating group long-term disability insurance plan (the "LTDP") provides reimbursement to disabled employees equal to 60% of their basic monthly earnings, subject to a maximum monthly benefit of $9,000. No payments were made to the Company's Executive Officers under the LTDP during fiscal 1998.

   Management Security Plan. The Company has a non-qualified deferred benefit retirement plan covering certain management and key personnel of the Company. The Plan is designed to provide a set monthly benefit after the participant reaches age 65. The participants are required to pay a portion of the cost of the Plan and the Company pays the remaining amount. The expense and monthly benefit amount is based on the participant's annual salary and age. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1998 are reflected in the "Summary Compensation Table" under "All Other Compensation".



II.  APPROVAL OF THE 1998 INCENTIVE EQUITY PLAN

   General. On December 3, 1998, the Board of Directors adopted the Orange-co, Inc., 1998 Incentive Equity Plan (the "Incentive Plan") subject to stockholder approval. The Incentive Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company's objectives. Officers, Board members and other key employees of the Company and its subsidiaries and affiliates who are responsible for the management, growth and/or profitability of the business of the Company and/or its subsidiaries and affiliates are eligible to receive stock option grants, stock appreciation rights ("SARs") and/or restricted stock awards under the Incentive Plan. 750,000 shares of the Company's Common Stock are reserved for awards under the Incentive Plan. No grants have been made to date under the Incentive Plan.

  Administration. The Incentive Plan will be administered by the Board of Directors of the Company. The Board has full power to select, from among the officers, Board members and other key employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants and to determine the specific terms of each award, subject to the provisions of the plan. The Board of Directors has the right at any time to terminate or amend the Incentive Plan, but no such action may terminate awards already granted or otherwise affect the rights of any participant under an outstanding award without the participant's consent. Without stockholder approval, the Board may not amend the Incentive Plan to (i) increase the total number of shares of stock subject to the plan, or (ii) change or modify the class of eligible participants. The Board is authorized to make appropriate adjustments in connection with outstanding awards under the Incentive Plan to reflect stock dividends, stock splits, recapitalizations and similar events. In the event of a merger, liquidation or similar event, the Board in its discretion may provide for substitution of or an adjustment in, or may accelerate or adjust, such awards.

  Stock Options. The Incentive Plan provides that options may be granted only to those individuals, Board members and employees whose participation the Board determines is in the best interests of the Company. The Company receives no consideration upon the granting of an option. The options may be granted either as incentive stock options (which qualify for certain favorable tax consequences for the offering, as discussed below), or as non-qualified stock options, but no options may be granted after December 3, 2008.

   The Board also determines the number of shares, the exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each option. In the case of an option intended to be an incentive stock option, the term of the option may not exceed ten years from the date of grant and the option price may not be less than 100% of the fair market value per share of the Common Stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term of the option, and the option price may be as low as 50% of fair market value per share on the date of grant. The option price is payable in full upon exercise, and payment may be made in cash, by delivery of shares of Common Stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock.

    At the discretion of the Board, options under the Incentive Plan may include a "reload option." A reload option, if included in the original option, would be triggered when an optionee pays the exercise price of all or a portion of the original option by delivering shares of Common Stock. In that event, the optionee would automatically be granted an additional option to acquire the same number of shares as had been delivered to pay such exercise price. The reload option would be subject to all of the terms and conditions of the original option, except that the option price per share would be equal to the fair market value of the Common Stock on the date the original option was exercised, and except that the Board could specify additional conditions or contingencies, such as continued employment by the Company or holding of the shares acquired upon exercise of the original option for a specified period of time.

  Options granted under the Incentive Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution.

   Stock Appreciation Rights. The Board may also grant non-transferable SARs in conjunction with options, entitling the holder upon exercise to receive an amount in cash and/or Common Stock (as determined by the Board) equal in value to the increase since the date of grant in the fair market value of the Common Stock covered by such right. Each SAR will terminate upon the termination or exercise of the related option.

   Restricted Stock. The Board may also award restricted stock subject to certain conditions set forth in the Incentive Plan and such other conditions and restrictions as the Board may determine which may include the attainment of performance goals and the payment of a purchase price which may be equal to or less than par value (and may be zero).

   Prior to the lapse of restrictions on shares of restricted stock, the participant will have all rights of a stockholder with respect to such shares, including voting and dividend rights, subject to the conditions and restrictions generally applicable to restricted stock (and the dividends on such shares) or specifically set forth in the participant's restricted stock award agreement.

   A recipient of restricted stock must enter into a restricted stock award agreement with the Company, setting forth the restrictions to which such shares are subject and the date or dates on which the restrictions will lapse. The Board may permit such restrictions to lapse in installments within the restricted period or may accelerate or waive such restrictions at any time.

   Shares of restricted stock are non-transferable and the Board will have the right to provide, in the event that a participant who holds shares of restricted stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions, for the forfeiture of such restricted stock in exchange for the amount, if any, which the participant paid for them.

Certain Federal Income Tax Consequences

  The following discussion is intended only as a brief summary of the federal income tax rules relevant to options or shares issued under the Incentive Plan, as based upon the Internal Revenue Code of 1986, as amended (the "Code"), as currently in effect. These rules are highly technical and subject to change in the future. Because federal income tax consequences will vary as a result of individual circumstances, grantees should consult their personal tax advisors with respect to the tax consequences associated with stock options. Moreover, the following summary relates only to grantees' federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

   Non-Qualified Options. A grantee does not recognize any taxable income, and the Company is not entitled to a deduction, upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the grantee recognizes ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the Common Stock acquired over the option exercise price. However, in the case of a person subject to the short swing trading restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, whose grant is exempted from matching thereunder pursuant to the six-month holding provision of Rule 16b-3(d)(3) (a "16b-3(d)(3) Person"), income is recognized, and such excess is determined by using the fair market value on the later of the date of exercise and the date six months after the option grant date unless such grantee elects to be taxed based on the fair market value of the Common Stock on the date of exercise by filing an election with the Internal Revenue Service within 30 days after the exercise date to recognize income on the exercise date (a "Section 83(b) Election"). A grantee's basis in the stock received is equal to such stock's fair market value on the date of exercise (or on the date six months after the option grant date, if later, in the case of a grantee who is a 16b-3(d)(3) Person and who makes no such Section 83(b) Election). The Company is entitled to a deduction equal to the compensation taxable to the grantee.

   If a grantee sells Common Stock acquired pursuant to the exercise of a non-qualified option, such grantee will recognize capital gain or loss equal to the difference between the selling price of the stock and the grantee's basis in the stock. Capital gains are currently taxed at a maximum rate of 20% in the case of stock held for more than 12 months, and 39.6% in the case of stock held for not more than 12 months. The capital gains holding period will begin on the exercise date (in the case of a grantee who is a 16b-3(d)(3) Person and who does not make a
Section 83(b) Election, or the later of the exercise date or the date six months after the option grant date). The Company is not entitled to any deduction with respect to any capital gain recognized by the grantee.

   Capital losses on the sale of such stock may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.

   Incentive Options. An optionee does not recognize taxable income on the grant or exercise of an incentive option. However, the excess of the stock's fair market value on the exercise date (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) Person) over the option exercise price will be included in the grantee's alternative minimum taxable income and thereby may subject the grantee to an alternative minimum tax. Such alternative minimum tax may be payable even though the grantee receives no cash upon the exercise of his or her incentive option with which to pay such tax. Upon the disposition of shares of Common Stock acquired pursuant to the exercise of an incentive option (i) more than one year after the date of exercise, and (ii) more than two years after the grant date (the "Required Holding Periods"), the grantee recognizes capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an incentive option, or a disposition of stock received upon the exercise of an incentive option after the Required Holding Periods have been satisfied.

   If a grantee disposes of the shares of Common Stock acquired pursuant to the exercise of an incentive option before the expiration of the Required Holding Periods (a "Disqualifying Disposition"), the difference between the exercise price of such shares and the lesser of (i) the fair market value of such shares upon the date of exercise (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) Person) or (ii) the selling price, will constitute compensation taxable to the grantee as ordinary income. The Company is allowed a corresponding tax deduction equal to the amount of compensation taxable to the grantee. If the selling price of the stock exceeds the fair market value on the exercise date (or six months after the option grant date, if later, in the case of a 16b-3(d)(3) Person), the excess will be taxable to the grantee as capital gain. The Company is not allowed a deduction with respect to any such capital gain recognized by the grantee.

   Use of Shares to Pay Option Price. If a grantee delivers previously acquired shares of Common Stock, however acquired, in payment of all or any part of the exercise price of a non-qualified option, the grantee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired shares after their acquisition date. The grantee's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered constitutes compensation taxable to the grantee as ordinary income (reduced by any portion of the option price paid other than by delivering previously acquired shares). Such income is recognized and such fair market value is determined on the date of exercise, except in the case of 16b-3(d)(3) Persons as discussed above. The tax basis for such shares is equal to their fair market value as so determined, and such shares' holding period begins on the date on which the fair market value of such shares is determined. The Company is entitled to a tax deduction equal to the compensation recognized by the grantee.

   If a grantee delivers previously acquired Common Stock (other than stock acquired upon exercise of an incentive option and not held for the Required Holding Periods) in payment of all or part of the option price of an incentive option, the grantee will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired Common Stock after its acquisition date. The grantee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for the previously acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously acquired shares used to pay the exercise price, and such shares' holding period will begin on the date of exercise (with the possible exception of 16b-3(d)(3) Persons). Proposed regulations provide that when an incentive option is exercised using previously acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

   If a grantee pays the exercise price of an incentive option in whole or in part with previously acquired Common Stock that was acquired upon the exercise of an incentive option and that has not been held for the Required Holding Periods, the grantee will recognize ordinary income (but not capital gain) under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The grantee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income the grantee recognizes.

   One Million Dollar Compensation Limit. If an employee's total compensation from the Company (including compensation related to options) exceeds $1 million in any given year, such compensation in excess of $1 million may not be tax deductible by the Company under Section 162(m) of the Code. Affected employees are generally the Company's Chief Executive Officer and the four other most highly compensated executive officers at the end of the Company's taxable year. Excluded from the calculation of total compensation for this purpose is compensation that is "performance-based" within the meaning of Section 162(m) of the Code. The Company intends that compensation realized upon the exercise of an option, SAR or other award granted under (i) the Incentive Plan, (ii) the Omnibus Equity Plan, (iii) the Directors Stock Option Plan and (iv) the Designated Executive Plan be regarded as "performance-based" under Section 162(m) of the Code and that such compensation be deductible without regard to the limits of Section 162(m) of the Code.


Approval Required

   The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock represented in person or by proxy at the meeting is required for approval of the Incentive Plan. Approval of the Incentive Plan is required for shares of Common Stock issued pursuant thereto to be listed for trading on the New York Stock Exchange and for grants of options and SARs made pursuant thereto to qualify as performance-based compensation deductible by the Company without limitation under
Section 162(m) of the Code.



Your board of directors recommends a vote "FOR" the approval of the 1998 Incentive Equity Plan.




SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based on the Company records and other information, the Company believes that its Directors and Officers have complied with all SEC filing requirements with respect to the Company's fiscal year ended September 30, 1998, except that one report on Form 4 was filed late by each of Mr. Lester and Mr. Mooney.

                     STOCK PERFORMANCE GRAPH

   As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance of the Company with stock performance of a broad equity index such as the S&P 500 Stock Index and either a published industry index or a Company-constructed peer group index.

   The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years, with the cumulative total return on the S&P 500 Index and the S&P Food Stock Index of the same period. (Assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Food Stock Index on September 30, 1993.)


   There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make nor endorse any predictions as to future stock performance.

      YEAR         S & P FOOD       S & P 500     ORANGE-CO, INC.
      1993             100             100             100
      1994             104             111             118
      1995             135             138             150
      1996             162             170             165
      1997             227             226             240
      1998             248             240             125

   Total return calculations for the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.

  Total return calculations for the S&P Food Index (consisting of approximately 15 companies) is maintained by Standard & Poor and reported in "Stocks in the S&P 500". Total return calculations for the S&P Food Index were performed by Standard & Poor's Compustat Services, Inc.

             TRANSACTIONS WITH MANAGEMENT AND OTHERS

   The Company handled 1,511,399 boxes of fruit under a marketing contract during fiscal 1998 for Ben Hill Griffin, Inc., a company controlled by Ben Hill Griffin, III, the Company's Chairman of the Board and Chief Executive Officer. The marketing contract is equivalent to contracts with other growers. Under the contract terms, Ben Hill Griffin, Inc.'s fruit is processed and marketed along with fruit from the Company and from other growers. Proceeds from sales of finished products and all by-products, less costs of processing and service fees, are paid to growers on the basis of fruit delivered to the Company. The Company makes advances on marketing contracts which are recovered from the final fruit returns. The net amount paid to Ben Hill Griffin, Inc. under the terms of this contract during the year ended September 30, 1998 was $2,426,880, with an additional accrued balance of approximately $3,574,000 to be paid by March 1, 1999. Additionally, during fiscal 1998, the Company paid Ben Hill Griffin, Inc. $165,329 for fruit purchased under a spot fruit contract. Also, the Company paid Ben Hill Griffin, Inc. $2,716,031 for other goods and services, principally the purchase of fertilizer and citrus trees at competitive market prices during fiscal 1998.



                      INDEPENDENT AUDITORS

   KPMG  Peat  Marwick  LLP was engaged to  audit  the  financial statements of the Company and its subsidiaries for the 1998 fiscal year and is expected to act in such capacity for the 1999 fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will be afforded an opportunity to make a statement at the Meeting if desired, and will be available to respond to appropriate questions. The Board of Directors' selection of KPMG Peat Marwick LLP as auditors will not be placed before the shareholders for ratification.



    OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

   The Company's management knows of no business which may come before the Annual Meeting except that indicated above. However, if other business is brought before the Annual Meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.



               PROPOSALS FOR 2000  ANNUAL MEETING

   Shareholders' proposals intended to be presented at the 2000 Annual Meeting should be sent certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by August 22, 1999, for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record on the date the proposals are submitted and who continue in such capacity through the 2000 Annual Meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

                               By Order of the Board of Directors

                               /s/ Dale A. Bruwelheide
                               -----------------------
                               Dale A. Bruwelheide
                               Secretary

PROXY                    ORANGE-CO, INC.
 This Proxy is Solicited on Behalf of the Board of Directors of
                         Orange-co, Inc.

      The undersigned hereby constitutes and appoints Ben Hill Griffin, III and Gene Mooney, or either of them, attorneys, agents and proxies with power of substitution to vote all of the shares of Common Stock of Orange-co, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Citrus & Chemical Bank, 600 North Broadway, Bartow, Florida, February 18, 1999 at 10:00 A.M. local time, and any adjournment thereof.

   The Proxy when properly executed will be voted in the manner directed. If no direction is made with respect to election of directors, this Proxy will be voted FOR the nominees. In their discretion the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement is unable to serve or, for good cause, will not serve.

I.   Nominees for election of Directors:

    Ben Hill Griffin, III; Richard A. Coonrod; Paul E. Coury;
     George W. Harris, Jr.; W. Bernard Lester; Bobby McKown;
       Gene Mooney; C.B. Myers, Jr.; Thomas H. Taylor, Sr.

      Unless authority is withheld, this Proxy will be voted for the election of all nominees.

II.  To approve the proposed 1998 Incentive Equity Plan.

  You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card.


     (Continued and to be dated and signed on reverse side)



REVERSE SIDE OF PROXY CARD


I.   ELECTION OF DIRECTORS
 (see reverse)
 ____ FOR                 ____ WITHHELD

For, except vote withheld from the following Nominees:
_________________________________________________________________


II.  APPROVE 1998 INCENTIVE EQUITY PLAN

     ____ FOR              ____ AGAINST              ____ABSTAIN


  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated January 22, 1999 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.
                          Dated:  ________________________, 1999


                          ______________________________________


                          ______________________________________
                                        Signature(s)
                          NOTE: Please sign exactly as name
                          appears hereon.  Joint owners should
                          each sign.  Where signing as Attorney,
                          executor, administrator, trustee or
                          guardian, please give full title as
                          such.